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                                                                   Exhibit 10.2
                                                               Letter Agreement

                                 March 24, 2000

CareInsite, Inc.
669 River Drive, Center 2
Elmwood, NJ 07407

Dear Sirs and Madames:

         Reference is made to the Asset Purchase Agreement, as amended (the "Agreement") by and among Blue Cross Blue Shield of Massachusetts, Inc. ("BCBSMA") and CareInsite, Inc. ("CareInsite"). Except as amended hereby, the Agreement, shall continue in full force and effect according to its terms.

         The Agreement is hereby amended as follows:

                  (A) Section 1.3(a) of the Agreement is hereby deleted and replaced in its entirety with the following:

                  "The total consideration for the Acquired Assets shall be $71.5 million (the "Total Purchase Price") to be paid by the Buyer at the Closing subject only to the adjustments provided in Section 1.7 hereof. The Total Purchase Price shall be satisfied by delivery by, or on behalf of, the Buyer of : (i) $26.5 million (the "Cash Payment") and (b) 651,968 shares of common stock, $.01 par value per share, of the Buyer ("Buyer Common Stock") (the "Stock Payment"). The shares of Buyer Common Stock comprising the Stock Payment are referred to in this Agreement as the "Shares"."

                  (B) BCBSMA and CareInsite have agreed, pursuant to an Employee Services Agreement (the form of which is attached to this letter) that BCBSMA will continue to employ certain employees used in BCBSMA's Provider Technology Group Division for a period through and including March 31, 2000. Accordingly, solely for the purposes of Section 7 of the Agreement, the terms the "Closing" or the "Closing Date"whereever used in that Section shall be replaced by the date "April 1, 2000".


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                  (C) Section 9.7(a) of the Agreement is hereby amended to
                  insert the phrase "or such earlier time as agreed to by the parties in Schedule G the Services Agreement" after the phrase
                  "....the second anniversary of the Closing (the "Second
                  Anniversary")".

                  (D) BCBSMA and CareInsite acknowledge that the Acquired Assets will be relocated from the premises of BCBSMA in a manner and at a time or times as determined by the Buyer, consistent with the provisions of the Services Agreement (as defined in the Agreement) and the schedules thereto, with the consent of BCBSMA, such consent not to be unreasonably withheld.

                  (E) Attached to this letter are revised Schedules 1.1(a)(ii), 1.1(a)(v), 1.2 and 7(a) to the Agreement which, respectively, replace, in their entirety, the Schedules 1.1(a)(ii), 1.1(a)(v), 1.2 and 7(a) annexed to the Agreement at the time of its execution in the form.

         In addition, BCBSMA and CareInsite agree that as a result of the removal of certain assets from the original Schedule 1.1(a)(ii), CareInsite shall have a credit of $113,874.00 (being the agreed upon value of such removed assets) to be applied towards the cost of Transition Services provided by BCBSMA to CareInsite pursuant to the Services Agreement.

         If this letter correctly sets forth our understanding please sign it in the space below whereupon the Agreement shall be amended as set forth herein.

                                                     Very truly yours,

                                                     BLUE CROSS BLUE SHIELD OF
                                                     MASSACHUSETTS, INC.

                                                     By:
                                                        ------------------------
                                                     Name:
                                                     Title:

Accepted and agreed this __ day of ________, 2000:

CAREINSITE, INC.

By:
   ----------------------------
Name:
Title: